UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007

INPHONIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51023	52-2199384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Wisconsin Avenue, Suite 600, Washington, DC	20007
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (202) 333-0001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 9, 2007, InPhonic, Inc., a Delaware corporation (the “Company”), received a notice from The NASDAQ Stock Market, Inc. (“NASDAQ”) indicating that the Company’s securities will be delisted from NASDAQ on November 20, 2007, pending an appeal. The NASDAQ Staff Determination Letter received indicated that as a result of the Company’s having filed for protection under Chapter 11 of the U.S. Bankruptcy Code, the NASDAQ Staff has determined, using its discretionary authority under NASDAQ Marketplace Rules 4300, 4450(f) and IM-4300, that the Company’s securities will be delisted from NASDAQ and that trading in the Company’s common stock will be suspended unless the Company requests a hearing to review the determination. The suspension of the Company’s common stock is currently set to occur at the opening of business on November 20, 2007.

As previously announced, on November 6, 2007, the Company received a NASDAQ Staff Determination Letter stating that the Company fails to comply with the requirements for continued listing because it no longer satisfies the majority independent director and audit committee composition requirements set forth in NASDAQ Marketplace Rules 4350(c)(1) and 4350(d)(2), respectively. As previously announced, Laurence E. Harris and John Sculley resigned from the Company’s Board of Directors on October 18, 2007, and as a result, at that time, the Company had only two independent directors on its five member board and two independent directors on its Audit Committee. Rule 4350(c)(1) requires a listed issuer to maintain a majority of the board of directors comprised of independent directors and Rule 4350(d)(2) requires a listed issuer to have an Audit Committee consisting of at least three independent directors.

The Company issued a press release on November 12, 2007 in connection with the notifications, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	NASDAQ Delisting Notification Press Release dated November 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPHONIC, INC.

/s/ Kenneth D. Schwarz

Name:	Kenneth D. Schwarz
Title:	Executive Vice President and Chief Financial Officer

Date: November 12, 2007

Exhibit Index

Exhibit No.	Description

99.1	NASDAQ Delisting Notification Press Release dated November 12, 2007